As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRENMILLER ENERGY LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Amal St. 4th Floor, Park Afek

Rosh Haayin

4809249 Israel

+972-77-6935140

(Address and telephone number of registrant’s principal executive offices)

Brenmiller Energy U.S. Inc.

21 Morningside Dr.

Weatogue, CT 06089

Tel: (646) 480-0290

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 1, 2025

PROSPECTUS

BRENMILLER ENERGY LTD.

Up to 6,643,356 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to 6,643,356 ordinary shares, no par value per share, or the Ordinary Shares, consisting of (i) 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 preferred shares, with a conversion price of $2.288 per share, or the Preferred Shares, (ii) up to an additional 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 preferred shares, or the Additional Preferred Shares, reflecting 200% of the maximum number of shares issuable upon conversion of the Preferred Shares, due to the potential effect of anti-dilution adjustments contained in the Preferred Shares (without taking into account any limitations on the conversion of such Preferred Shares set forth therein), (iii) 1,660,839 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $2.40 per share, or the Ordinary Warrants and (iv) up to an additional 1,660,839 Ordinary Shares issuable upon exercise of ordinary warrants or, the Additional Ordinary Warrants, and, together with the Ordinary Warrants, the Warrants, reflecting 200% of the maximum number of warrant shares issuable upon exercise of the Warrants, due to the potential effect of anti-dilution adjustments contained in the Ordinary Warrants (without taking into account any limitations on the exercise of such Warrants set forth therein) (see “Our Company—Recent Developments—July 2025 Private Placement” for additional information).

This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder, however we will receive cash proceeds equal to the conversion price of any Preferred Shares that are converted to Ordinary Shares and the exercise price of any Warrants that are exercised. See “Use of Proceeds”. The selling shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BNRG.” The last reported sale price of our Ordinary Shares on September 30, 2025 was $1.58 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, which was filed on March 4, 2025, or the 2024 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Brenmiller” refer to Brenmiller Energy Ltd. and its subsidiaries, Brenmiller Energy US Inc., a company incorporated under the laws of Delaware, United States, Brenmiller Europe S.L., a company incorporated under the laws of the Kingdom of Spain, or Brenmiller Europe, and Bren Dom TES KFT, a company incorporated under the laws of Hungary, unless the context otherwise requires.

On June 18, 2025, we announced a 5-for-1 reverse share split of our issued and outstanding ordinary shares. All historical quantities of the ordinary shares and per share data herein are presented on a post-split basis to give effect to our 5-for-1 reverse share split effected at the market open on Nasdaq on June 20, 2025.

i

OUR COMPANY

Overview

We are a technology company that develops, produces, markets and sells thermal energy storage, or TES, systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions.

We believe that climate change is the greatest challenge of our times. A major contributor to climate change is carbon emissions being emitted to the atmosphere. To combat this, countries and organizations have set and are continuing to set targets for themselves and various industries to reduce their carbon emissions. In order to meet such carbon emission targets, we believe that we can contribute to expediting the transition from fossil fuels to a widescale adoption of renewable energy, such as carbon capture, efficient energy storage and recovery, and benefitting from the reuse of wasted heat. Our bGen™ TES system stores energy, and can convert electrical energy to heat, and/or recover wasted heat from available energy resources to provide one consistent energy output. By doing so, the bGen™ TES system can produce clear steam that precisely matches energy supplies with the demand and bridge the gap between renewable energy and conventional power sources. Accordingly, we believe TES systems such as our bGen™ system have become essential to the industrial sectors and the renewable energy market to ensure the reliability and stability of steam and other energy supplies.

We have developed our bGen™ technology over the last thirteen years and have tested it across three generations of demonstration units at various sites globally. Our bGen™ technology uses crushed rocks to store heat at temperatures of up to 1,400 degrees Fahrenheit (760 degrees Celsius) and is comprised of several key elements inside one unit: thermal storage units called bCubestm, heaters, heat exchangers, electricity conversion to high temperature heat and a steam generator. The use of crushed rock as a means of heat storage results in no hazardous challenges to the environment and enhances system durability so that even after tens of thousands of charge and discharge cycles, the storage material does not degrade and so there is no need to replace the storage media. Additionally, the bGen™ technology can be charged with multiple heat sources, such as, residual heat, and electrical heat from renewables, as well as from electrical sources using electric heaters which are embedded within the TES system. The TES system dispatches thermal energy on demand in the form of steam, which can be saturated for industrial use, or in the form of a superheated steam, which can be used to activate steam turbines.

In 2023, we also started the implementation of our new business models, the Energy as a Service, or EaaS, model, which includes also the Heat as a Service, or HaaS, model, wherein we install a TES bGentm system for the benefit of third party customers at a customer’s site and provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The EaaS model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services.

Recent Developments

July 2025 Private Placement

On July 25, 2025, we entered into a securities purchase agreement, or the July 2025 Securities Purchase Agreement, with Alpha Capital Anstalt, or Alpha. Pursuant to the terms of the July 2025 Securities Purchase Agreement, we agreed to issue and sell to Alpha, subject to certain conditions, up to an aggregate of $25 million in securities across multiple tranches, consisting of preferred shares, pre-funded warrants, and ordinary warrants.

At the initial closing, which took place on July 28, 2025, for a subscription amount of $1.2 million we issued (i) Pre-Funded Warrants to purchase 631,579 ordinary shares at an exercise price of $0.00001 per share, or the Pre-Funded Warrants, and (ii) Ordinary Warrants to purchase 631,579 ordinary shares at an exercise price of $2.09 per share. On August 11, 2025, we entered into an amendment to the July 2025 Securities Purchase Agreement with Alpha, or the Amendment, and agreed, among other things, to amend the aggregate subscription amount of the Pre-Funded Warrants and Ordinary Warrants in connection with the initial closing to $1,395,790. The Pre-Funded Warrants were exercisable upon issuance and expired when exercised in full. On August 21, 2025 the Pre-Funded Warrants were exercised in full. The Ordinary Warrants are exercisable upon issuance and expire five years from the initial exercise date. The exercise of the Pre-Funded Warrants and Ordinary Warrants are subject to certain beneficial ownership limitations contained therein.

In addition, on July 25, 2025, we entered into two separate Registration Rights Agreements with Alpha pertaining to (i) the resale of the ordinary shares issuable upon exercise of the warrants issued at the Pre-Funded Warrants Closing, or the Pre-Funded Warrants Registration Rights Agreement, and (ii) the resale of the ordinary shares issuable upon conversion of the Preferred Shares and exercise of the Additional Ordinary Warrants to be issued at the Equity Closing (as defined below), or the Equity Closing Registration Rights Agreement. We agreed to file these registration statements with the U.S. Securities and Exchange Commission and maintain their effectiveness within specified timeframes.

Also pursuant to the July 2025 Securities Purchase Agreement, following shareholder approval on September 25, 2025, we issued 3,800 Preferred Shares with a stated value of $1,000 per share, in exchange for an additional $3.8 million investment, or the Equity Closing. Each Preferred Share is convertible into ordinary shares at a fixed conversion price of $2.288 per share. At the Equity Closing, we also issued 1,660,839 accompanying ordinary warrants, with an exercise price of $2.40 per share, equal to 100% of the shares underlying the Preferred Shares, which are exercisable upon issuance and will expire five years from the initial exercise date.

In connection with the Equity Closing Registration Rights Agreement, we are obligated, among other things, to file this registration statement with the SEC, for purposes of registering the sum of (i) 200% of the Ordinary Shares issued or issuable upon the conversion of the Preferred Shares issued pursuant to the terms of the Securities Purchase Agreement, and (ii) the 200% warrant shares issued or issuable upon exercise of the Warrants.

Under the terms of the July 2025 Securities Purchase Agreement, subject to certain conditions and as long as any Preferred Shares or the underling warrants are outstanding, Alpha also has the right to purchase additional preferred shares and warrants of up to an additional $20 million, or the Subsequent Financing.

The July 2025 Securities Purchase Agreement also provides for certain additional fundings by Alpha after the Equity Closing which can come in the form of warrant exercises, Subsequent Financing or other financing arranged by Alpha, subject to certain conditions, up to $15 million, over a two year period beginning after the Equity Closing. Assuming full exercise of all warrants, the overall financing from Alpha may reach approximately $50 million.

The July 2025 Securities Purchase Agreement contains customary representations, warranties, covenants, and participation rights.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to 6,643,356 Ordinary Shares. All of the Ordinary Shares, when sold, will be sold by the selling shareholder. The selling shareholder may sell the Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder.

Ordinary Shares currently outstanding	3,859,800 Ordinary Shares

Ordinary Shares offered by the Selling Shareholder	Up to 6,643,356 Ordinary Shares, consisting of (i) 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 Preferred Shares, with a conversion price of $2.288 per share, (ii) up to 1,660,839 Additional Preferred Shares, reflecting 200% of the maximum number of shares issuable upon conversion of the Preferred Shares (without taking into account any limitations on the conversion of such Preferred Shares set forth therein), (iii) 1,660,839 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $2.40 per share, or the Ordinary Warrants and (iv) up to 1,660,839 Additional Ordinary Warrants reflecting 200% of the maximum number of warrant shares issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of such Warrants set forth therein) (see “Our Company—Recent Developments—July 2025 Private Placement” for additional information).

Use of proceeds:	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the conversion price of any Preferred Share that are converted to Ordinary Shares and the exercise price of any Warrants that are exercised. See “Use of Proceeds.

Risk factors:	You should read the “Risk Factors” section starting on page 4 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	“BNRG”

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 3,859,800 Ordinary Shares outstanding as of September 30, 2025. This number excludes:

●	an aggregate of 103,805 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.05 to $1,235.5 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 3,489,795 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $2.09 to $83.3 per Ordinary Share, issued to certain investors in connection with private placements and public offerings (including the Ordinary Shares issuable upon the exercise of Ordinary Warrants).

●	an aggregate of 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 Preferred Shares, with a conversion price of $2.288 per share.

●	the effect of the “full-ratchet” anti-dilution adjustment of the conversion price of our outstanding Preferred Shares and warrants.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to this Offering and Our Ordinary Shares

There can be no assurance that we will be able to maintain continued Nasdaq listing criteria.

On August 12, 2024, we received a written notice from the Nasdaq Stock Market indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. On January 16, 2025, we announced that we received a written notice from Nasdaq that we have regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). The Nasdaq staff made this determination of compliance after the closing bid price of our ordinary shares on Nasdaq was at $1.00 per share or greater for the 10 consecutive business days prior to the date of the notice. Accordingly, we have regained compliance with Nasdaq Listing Rule 5550(a)(2), and Nasdaq considers the prior bid price deficiency matter now closed. However, there can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. As of June 30, 2025, our stockholders’ equity was $1.193 million, which was below the minimum requirement. Although, following the Equity Closing on September 29, 2025 in connection with the July 2025 Private Placement, we believe we currently demonstrate compliance with the stockholders’ equity requirement, there can be no assurance that we will be able to maintain compliance with this or other applicable Nasdaq continued listing standards in the future.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our Ordinary Shares; and

●	a determination that our ordinary shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities.

Substantial future sales or other issuances of our Ordinary Shares could depress the market for our Ordinary Shares.

Sales of a substantial number of Ordinary Shares and any future sales of a substantial number of Ordinary Shares in the public market, including the issuance of shares or any shares issuable upon the conversion of the Preferred Shares or the exercise of the Ordinary Warrants, or the perception by the market that those sales could occur, could cause the market price of our Ordinary Shares to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred shares or Ordinary Shares, which could also depress the market for our Ordinary Shares. We cannot predict the effect, if any, that market sales of those Ordinary Shares or the availability of those shares for sale will have on the market price of our Ordinary Shares.

In connection with the July 2025 Private Placement, under the terms of the July 2025 Securities Purchase Agreement, subject to certain conditions and as long as any Preferred Shares or and accompanying ordinary warrants are outstanding, Alpha has the right to purchase additional preferred shares and warrants from the Company, which will result in further dilution as well.

We have outstanding warrants and preferred shares, some of which contain “full-ratchet” anti-dilution protection, which may cause significant dilution to our stockholders.

We have outstanding warrants, which are exercisable into ordinary shares, and preferred shares, which are convertible into ordinary shares. The issuance of the ordinary shares upon the exercise of the warrants or the conversion of such preferred shares would dilute the percentage ownership interest of all shareholders, might dilute the book value per share of our ordinary shares and would increase the number of our publicly traded shares, which could depress the market price of our ordinary shares. The warrants issued to Alpha on July 28, 2025 and on September 29, 2025 and the Preferred Shares issued to Alpha contain a “full-ratchet” anti-dilution provision which, subject to limited exceptions, would reduce the exercise price of the warrants or the conversion price of the preferred shares (and increase the number of shares issuable) in the event that we in the future issue ordinary shares, or securities convertible into or exercisable to purchase ordinary shares, including any securities issued to alpha in connecting to subsequent financing in connection to the July 2025 Securities Purchase Agreement, at a price per share lower than the applicable exercise price or conversion price then in effect.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares or securities convertible into Ordinary Shares in future transactions may be higher or lower than the price per share paid to the selling shareholders. Our shareholders will incur dilution upon exercise of any outstanding share options, warrants or other convertible securities or upon the issuance of Ordinary Shares under our share incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our shareholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Risks Related to our Incorporation and Our Operations in Israel

Potential political, economic and military instability in Israel, where our headquarters, members of our management team, our production facilities, and employees are located, may adversely affect our results of operations.

Our executive offices and production plant, wherein most of our employees are employed, are located in Rosh Haayin and Dimona, Israel. In addition, the majority of our key employees, officers, and directors are Israeli citizens. Accordingly, political, economic, and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). While Israel has entered into peace agreements with Egypt, Jordan, the United Arab Emirates, Bahrain, Morocco and Sudan, it has no peace arrangements with any other neighboring or other Arab countries.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. On June 13, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. On June 21, 2025, the United States military conducted targeted air strikes against three nuclear sites within Iran and on June 23, 2025 Iran retaliated against U.S. interests in the region.

On June 24, 2025, a ceasefire was implemented between Iran and Israel and, as of July 1, 2025, still remains in place. Nonetheless, hostilities between Iran and Israel and the United States may resume in the near future, which could create significant volatility in the global economy as well as disruptions to global supply chains.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists). In response to increases in terrorist and military activity hostile to Israel, there have been periods of significant call-ups of military reservists to active duty. For example, on October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including a few of our employees. As of October 1, 2025, one of our employees, who is not a member of our management, is deployed for reserve military service. Our operations could be disrupted by future reserve duty call-ups. While none of our facilities or infrastructure have been damaged since the war with Hamas broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of military conflict. A prolonged war could result in further military reserve duty call-ups in the future as well as irregularities to our supply chain and the movement of components and raw material into Israel and our finished products exported from Israel. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.

In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. The restrictive laws, policies, or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on our business in the future, for example by way of sales opportunities that we could not pursue or from which we will be precluded. In addition, should the movement for boycotting, divesting, and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States and Europe, this may also adversely affect our business and financial condition. Further deterioration of Israel’s relations with the Palestinian Authority or countries in the Middle East could expand the disruption of international trading activities in Israel, may materially and negatively affect our business conditions, could harm our results of operations, and adversely affect the market price of our Ordinary Shares.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations, financial condition and our ability to raise additional funds.

General Risk Factors

Our amended and restated articles of association provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to choose the judicial forum for disputes with us, our directors, shareholders, or other employees.

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations promulgated under the Securities Act or the Exchange Act as a result of our exclusive forum provision.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provision of our amended and restated articles of association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our amended and restated articles of association. If a court were to find the exclusive forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

Although we believe the exclusive forum provision benefit us by providing increased consistency in the application of U.S. federal securities laws the Israeli Companies Law, or New York law, as applicable, in the types of lawsuits to which they apply, such exclusive forum provision may limit a shareholder’s ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs for disputes with us or any of our directors, shareholders, officers, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, shareholders, officers, or other employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,”, “plan,” “estimate,” “continue,” “believe,” “should,” “intend,” “project,” “predict,” “potential” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our European, U.S., and other patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our products;

●	our expectations regarding our tax classifications;

●	our ability to maintain compliance with Nasdaq’s continued listing requirements;

●	interpretations of current laws and the passages of future laws; and

●	general market, political, and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front war Israel is facing.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to conversion price of any Preferred Shares that are converted to Ordinary Shares and the exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants for general corporate purposes, working capital, and execution of our commercial TES projects across Europe, the U.S., and the Middle East.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis which gives effect to:

(i)	the issuance and sale of 476,323 Ordinary Shares from July 1, 2025 to the date of this prospectus pursuant to an “at the market offering” program and the receipt, of net proceeds of $1,124 thousand from such sales;

(ii)	the issuance of an aggregate of 24,850 Ordinary Shares with respect to 24,850 restricted share units we have granted to service providers from July 1, 2025 to the date of this prospectus; and

(iii)	the issuance of 631,579 ordinary shares with respect to exercise of 631,579 Pre-Funded Warrants and sale of 3,800 Preferred Shares and 2,292,418 warrants pursuant to the July 2025 Securities Purchase Agreement.

●	on a pro forma as adjusted basis to give effect to (i) to give effect to the full conversion of Preferred Shares at the conversion price of $2.288, and (ii) the full exercise of the Ordinary Warrants at an exercise price of $2.40 per share.

The following table should be read in conjunction with “Use of Proceeds,” our Condensed Consolidated Financial Statements as of and for the Six-Month Period Ended June 30, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” attached as exhibits 99.2 and 99.3, respectively, to our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 30, 2025 that are incorporated by reference into this form, and the other financial information included or incorporated by reference herein.

	As of June 30, 2025
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$2,127	$8,365	$12,351
Debt:
European Investment Bank (“EIB”) loan	4,885	4,885	4,885
Warrants’ liability	4	4	4

Total debt	$4,889	$4,889	$4,889
Shareholders’ equity:
Ordinary Shares, no par value- authorized 150,000,000; Issued and outstanding 2,727,048 as of June 30, 2025; 150,000,000 Ordinary Shares authorized 3,859,800 shares issued outstanding, pro forma and 150,000,000 Ordinary Shares authorized, 7,181,478 shares issued outstanding, pro forma as adjusted	124	124	124
Additional paid in capital	112,776	119,014	123,000
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(109,654)	(109,654)	(109,654)
Total equity	$1,193	$7,431	$11,417
Total capitalization	$6,082	$12,320	$16,306

SELLING SHAREHOLDER

On July 25, 2025, we entered into a securities purchase agreement with Alpha in connection with the July 2025 Private Placement. The up to 6,643,356 Ordinary Shares being offered by the selling shareholder, is the aggregate of (i) 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 preferred shares, with a conversion price of $2.288 per share, (ii) up to 1,660,839 Ordinary Shares issuable upon the conversion of 3,800 preferred shares, reflecting 200% of the maximum number of shares issuable upon conversion of the Preferred Shares (without taking into account any limitations on the conversion of such Preferred Shares set forth therein), (iii) up to 1,660,839 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $2.40 per share, (iv) up to 1,660,839 Ordinary Shares issuable upon exercise of ordinary warrants, reflecting 200% of the maximum number of warrant shares issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of such Warrants set forth therein) (see “Our Company—Recent Developments—July 2025 Private Placement” for additional information). We are registering the Ordinary Shares in order to permit the selling shareholder to offer the Ordinary Shares for resale from time to time.

Other than the relationships described herein, and in previous public disclosures by Alpha, to our knowledge, the selling shareholder has not had any material relationship with us within the past three years.

Any selling shareholder that is an affiliate of broker-dealers and any participating broker-dealers would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, the selling shareholder listed below is not a broker-dealer or affiliate of a broker-dealer.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the Ordinary Shares by the selling shareholder. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholder, based on its ownership of the Ordinary Shares, as of the date set forth in the relevant footnote next to the selling shareholder’s name. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus.

In accordance with the terms of the July 2025 Private Placement, this prospectus generally covers the resale of  (i) 200% of the Ordinary Shares issued or issuable upon the conversion of the Preferred Shares issued pursuant to the terms of the Securities Purchase Agreement, (ii) 200% of the Ordinary Shares issued or issuable upon exercise of the Ordinary Warrants. Because the number of Ordinary Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Ordinary Shares that will actually be issued may be more or less than the number of Ordinary Shares being offered by this prospectus.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the selling shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the selling shareholder who is able to use this prospectus to resell the securities registered hereby.

The columns titled “Maximum Number of Shares to be Sold Pursuant to this Prospectus” and “Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering” assume the conversion of the Preferred Shares at a conversion price of $2.288, and the Ordinary Warrants at an exercise price of $2.40.

Under the terms of the Preferred Shares and the Warrants, a selling shareholder may not convert the Preferred Shares or exercise the Warrants to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our Ordinary Shares which would exceed 9.99% of our outstanding shares.

The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus		Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage(2)	Number		Number		Percentage (3)
Alpha Capital Anstalt	385,594	(3)	9.99%	3,321,678	(5)	717,430	(4)	9.99%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of September 30, 2025, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 3,859,800 Ordinary Shares issued and outstanding as of September 30, 2025, excluding the Preferred Shares and the Ordinary Warrants.

(3)	Based on: (i) 346,363 Ordinary Shares issued and outstanding; (ii) 2,298,868 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of September 30, 2025, which contain a beneficial ownership limitation of 9.99%; and (iii) 1,660,839 Ordinary Shares issuable upon the conversion of Preferred Shares convertible within 60 days of September 30, 2025, which contain a beneficial ownership limitation of 9.99%. The address for Alpha Capital Anstalt is Lettstrasse 32, Vaduz 9490, Liechtenstein. Nicola Feuerstein, a Director of Alpha Capital Anstalt, holds voting and dispositive power over the securities held by Alpha Capital Anstalt. Based on information contained on a Schedule 13G/A filed by Alpha Capital Anstalt with the SEC on September 30, 2025.

(4)

Based on: (i) 346,363 Ordinary Shares issued and outstanding and (ii) 638,029 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of September 30, 2025, which contain a beneficial ownership limitation of 9.99%. The address for Alpha Capital Anstalt is Lettstrasse 32, Vaduz 9490, Liechtenstein. Nicola Feuerstein, a Director of Alpha Capital Anstalt, holds voting and dispositive power over the securities held by Alpha Capital Anstalt. Based on information contained on a Schedule 13G/A filed by Alpha Capital Anstalt with the SEC on September 30, 2025.

(5)	Assumes the conversion of the Preferred Shares at a conversion price of $2.288, and the Ordinary Warrants at an exercise price of $2.40.

PLAN OF DISTRIBUTION

The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other share exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out his short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the selling shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1C to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,431.22
Printer fees and expenses	$500
Legal fees and expenses	$50,000
Accounting fees and expenses	$2,000
Miscellaneous	$1,068.78
Total	$55,000

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial number of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.bren-energy.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 4, 2025;

●	Our Reports of Foreign Private Issuer on Form 6-K, submitted on March 14, 2025, April 2, 2025, May 14, 2025, June 9, 2025, June 17, 2025, June 20, 2025, July 29, 2025, August 11, 2025, August 19, 2025, August 21, 2025, September 25, 2025, September 29, 2025 and September 30, 2025 (excluding the second paragraph in the press release attached as Exhibit 99.1);

●	The description of our securities contained in our Form 8-A (File No. 001-40753), filed with the SEC on May 17, 2022, as amended by Exhibit 2.2 to the 2024 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Brenmiller Energy Ltd., 13 Amal Street, 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel. Attention: Ofir Zimmerman, Chief Financial Officer, telephone number: +972-77-693-5140.

BRENMILLER ENERGY LTD.

Up to 6,643,356 Ordinary Shares

PROSPECTUS

       , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits a company to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exemption, indemnification and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

On December 5, 2024, the general meeting of our shareholders approved granting an indemnification and exemption letters to our officeholders and directors as may be from time to time, in the form previously approved by our shareholders. Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders. All of the Company’s directors and the officers have executed indemnification letters.

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of (i): $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exemption

Under the Companies Law, an Israeli company may not exempt an officeholder from liability for a breach of his or her duty of loyalty, but may exempt in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Exemption letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exempt or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exemption, indemnification and insurance of officeholders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on September 29, 2025).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on July 29, 2025).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Brenmiller Energy Ltd.
10.1	Form of Securities Purchase Agreement, dated as of July 25, 2025, between the Company and the purchaser named in the signature page thereto (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on July 29, 2025).
10.2	Equity Closing Registration Rights Agreement, dated as of July 25, 2025, between the Company and the purchaser named in the signature page thereto (incorporated herein by reference to Exhibit 10.3 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on July 29, 2025).
10.3	Amendment to the Securities Purchase Agreement, dated as of August 11, 2025, between the Company and the purchaser named on the signature page thereto (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on August 11, 2025).
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited independent registered public accounting firm
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Rosh Haayin, State of Israel on October 1, 2025.

Brenmiller Energy Ltd.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Brenmiller Energy Ltd. hereby severally constitute and appoint Avraham Brenmiller and Ofir Zimmerman, and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Avraham Brenmiller	Chief Executive Officer, Director, Chairman of the Board of Directors	October 1, 2025
Avraham Brenmiller	(Principal Executive Officer)

/s/ Ofir Zimmerman	Chief Financial Officer	October 1, 2025
Ofir Zimmerman	(Principal Financial and Accounting Officer)

/s/ Zvi Joseph	Director	October 1, 2025
Zvi Joseph

/s/ Doron Brenmiller	Director	October 1, 2025
Doron Brenmiller

/s/ Boaz Toshav	Director	October 1, 2025
Boaz Toshav

/s/ Nir Brenmiller	Director	October 1, 2025
Nir Brenmiller

/s/ Michael Korner	Director	October 1, 2025
Michael Korner

/s/ Harel Gadot	Director	October 1, 2025
Harel Gadot

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Brenmiller Energy U.S. Inc., the duly authorized representative in the United States of Brenmiller Energy Ltd., has signed this registration statement on October 1, 2025.

Brenmiller Energy U.S. Inc.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Director